Exhibit 8.1
[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

August 4, 2008
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017
Ladies and Gentlemen:
     We have acted as special tax counsel to Reinsurance Group of America, Incorporated, a Missouri corporation (“RGA”), in connection with the following proposed transactions: (i) the reclassification of each share of the common stock of RGA (the “RGA Common Stock”) as one share of Class A common stock of RGA (the “RGA Class A Common Stock”), (ii) the exchange of each share of RGA Class A Common Stock held by General American Life Insurance Company, a Missouri corporation (“GALIC”), other than 3,000,000 such shares, for one share of Class B common stock of RGA (the “RGA Class B Common Stock”), (iii) the amendment and restatement of the Articles of Incorporation of RGA (the “Amended and Restated RGA Articles of Incorporation”) ((i)-(iii), collectively, the “Recapitalization”), (iv) the spin-off by GALIC of 100% of the RGA Class B Common Stock to Metropolitan Life Insurance Company, a New York corporation (“MLIC”) (“Spin-Off 1”), (v) the spin-off by MLIC of 100% of the RGA Class B Common Stock to MetLife, Inc. (“MetLife”) (“Spin-Off 2”), (vi) the split-off by MetLife of up to 100% of the RGA Class B Common Stock in exchange for common stock of MetLife (the “Split-Off”), and (vii) in the event that MetLife holds any RGA Class B Common Stock following the Split-Off, one or more potential additional split-off transactions, subject to substantially the same terms and conditions as the Split-Off, and/or one or more private or public exchanges by MetLife of RGA Class B Common Stock for outstanding debt securities issued by MetLife with an initial term of at least 10 years ((i)-(vii), collectively, the “Transactions”). In that capacity, we are delivering this opinion to you in connection with the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) relating to the Transactions filed by RGA with the Securities and Exchange

Reinsurance Group of America, Incorporated
August 4, 2008

Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Recapitalization and Distribution Agreement, dated as of June 1, 2008, by and between MetLife and RGA (the “Recapitalization and Distribution Agreement”).
     In rendering our opinion as set forth below, we have examined and relied upon, without independent investigation or verification (i) the Registration Statement, including all exhibits thereto; (ii) the Recapitalization and Distribution Agreement, including all exhibits thereto; (iii) the Amended and Restated RGA Articles of Incorporation; ((i)-(iii), in each case as amended to the date hereof, collectively, the “Transaction Agreements”); (iv) letters from MetLife and RGA delivered to us in connection with this opinion; (v) such other documents and records as we have deemed necessary or appropriate as a basis for this opinion; and (vi) certain other statements made by MetLife and RGA. We have also examined and relied upon, without independent investigation or verification, the initial and continuing accuracy and completeness of the facts, information, representations, covenants, agreements and rulings, as applicable, contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the IRS Ruling Request (including any Supplemental IRS Ruling Request), and (ii) the IRS Ruling (including any Supplemental IRS Ruling). For purposes of rendering our opinion, we have assumed that such facts, information, statements, representations, covenants, agreements and rulings are, and will be, true, correct and complete as of the date hereof without regard to any qualification for knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing effectiveness and validity of the IRS Ruling (including any Supplemental IRS Ruling) and the initial and continuing accuracy and completeness of the facts, information, statements, representations, covenants, agreements and rulings set forth in the documents referred to above.
     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic or facsimile copies, and the authenticity of the originals of such documents. We also have assumed that the Transactions will be consummated in accordance with the IRS Ruling (including any Supplemental IRS Ruling) and the provisions of the Transaction Agreements and as described in the IRS Ruling Request (including any Supplemental IRS Ruling Request) and the Registration Statement, and that none of the terms and conditions contained therein will have been waived or modified in any respect.

Reinsurance Group of America, Incorporated
August 4, 2008

     In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, in each case, as in effect on the date hereof. It should be noted that the Code, Treasury Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.
     Based solely upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and therein, the discussion contained in the Registration Statement under the caption “Proposal One: Approval of the Recapitalization and Distribution Agreement — Material U.S. Federal Income Tax Consequences of the Recapitalization,” insofar as it summarizes U.S. federal income tax law, is our opinion.
     Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Recapitalization, the Transactions or any other related transaction. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Proposal One: Approval of the Recapitalization and Distribution Agreement — Material U.S. Federal Income Tax Consequences of the Recapitalization” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that hereafter becomes incorrect or untrue in any respect.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP